UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 17, 2010

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

On September 17, 2010, Halliburton Company, a Delaware corporation (“Halliburton”), completed its previously announced acquisition of Boots & Coots, Inc., a Delaware corporation (“Boots & Coots”).  Pursuant to the terms of the Agreement and Plan of Merger dated as of April 9, 2010 (the “Merger Agreement”) by and among Halliburton, Boots & Coots and Gradient, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Halliburton (“Merger Sub”), Boots & Coots merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a direct, wholly-owned subsidiary of Halliburton.

In connection with the Merger, Halliburton issued approximately 3.4 million shares of its common stock and paid approximately $142.5 million in cash to former Boots & Coots stockholders in exchange for their shares of Boots & Coots common stock.  The Halliburton shares issued to Boots & Coots stockholders represent less than 1.0% of Halliburton’s issued and outstanding common stock immediately after the Merger, based upon the number of Halliburton shares outstanding on September 17, 2010.

In order to achieve the intended tax consequences of the merger, as discussed below, the allocation of the total merger consideration to be paid in cash and Halliburton common stock has changed. The value of $1.27, which was, subject to the provisions of the Merger Agreement, intended to be used to compute the exchange ratio for the stock portion of the total merger consideration, was increased to $1.28, and the $1.73 in cash to be paid per share of Boots & Coots common stock, was reduced to $1.72.  The allocation of the merger consideration changed to the minimum extent necessary for the aggregate fair market value of all shares of Halliburton common stock that were issued pursuant to the Merger (valued as of the effective date of the Merger), to constitute not less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Boots & Coots stockholders pursuant to the Merger.

Boots & Coots stockholders received the following consideration for each share of Boots & Coots common stock they owned, depending upon the elections, if any, which they made, and the proration feature of the Merger Agreement so that, in the aggregate, approximately 57.3% of the consideration for the outstanding shares of Boot & Coots common stock consists of cash, and the remaining 42.7% of the consideration consists of shares of Halliburton common stock:

1.	Boots & Coots stockholders that elected to receive mixed cash and stock, and non-electing Boots & Coots stockholders, received $1.72 in cash and 0.0412 of a share of Halliburton common stock;

2.	Boots & Coots stockholders that elected to receive all cash received approximately $2.02 in cash and 0.0316 of a share of Halliburton common stock; and

3.	Boots & Coots stockholders that elected to receive all stock received 0.0966 of a share of Halliburton common stock.

Pursuant to the Merger Agreement, fractional shares of Halliburton common stock were not issued and, in lieu thereof, Boots & Coots stockholders received cash for their fractional share interests based on the volume weighted average trading price of a share of Halliburton common stock during the five-day trading period ending on September 15, 2010 (the “Halliburton five-day average price”).

Each Boots & Coots outstanding stock option and each outstanding stock appreciation right (“SAR”) with respect to a share of Boots & Coots common stock was converted, as of the effective time of the Merger, into an obligation of Halliburton to pay the option or SAR holder an amount in cash equal to the product of (1) the number of shares of Boots & Coots common stock subject to the option or SAR, as applicable, and (2) the excess, if any, of $3.00 over the exercise price per share previously subject to such option or SAR.  Each outstanding award of Boots & Coots restricted stock fully vested, as of the effective time of the Merger, and each holder had the right to make the same elections as a holder of Boots & Coots common stock.

The number of Halliburton shares issued to Boots & Coots stockholders was determined in accordance with Section 2.1 of the Merger Agreement, with the exchange ratio of the number of shares of Halliburton common stock to be exchanged for each share of Boots & Coots common stock determined by dividing $1.28 (in the case of mixed cash and stock elections, and no elections) or $3.00 (in the case of all-stock elections) by the Halliburton five-day average price of $31.0628 per Halliburton share.

The Merger is structured to qualify as a reorganization for U.S. federal income tax purposes, such that each Boots & Coots stockholder generally should be subject to U.S. federal income tax only on the cash it receives in the Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to Halliburton’s Current Report on Form 8-K dated April 9, 2010.

On September 17, 2010, Halliburton issued a press release announcing that the Merger was completed on September 17, 2010.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

(d) Exhibits

2.1
Agreement and Plan of Merger dated April 9, 2010, by and among Halliburton Company, Gradient, LLC and Boots & Coots, Inc. (incorporated by reference to Exhibit 2.1 of Halliburton’s Current Report on Form 8-K filed on April 9, 2010).

99.1	Press Release issued by Halliburton Company, dated September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 20, 2010	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated April 9, 2010, by and among Halliburton Company, Gradient, LLC and Boots & Coots, Inc. (incorporated by reference to Exhibit 2.1 of Halliburton’s Current Report on Form 8-K filed on April 9, 2010).

99.1	Press Release issued by Halliburton Company, dated September 17, 2010.